Exhibit 10.2

Note: Material has been omitted from this Subrogation Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

SUBROGATION SERVICES AGREEMENT

This Subrogation Services Agreement (this “Agreement”) is made and entered into effective as of April 25, 2011 by and between Guarantee Insurance Company, a Florida corporation and Florida domiciled insurance company with its principal place of business at 401 E. Las Olas Blvd, Suite 1650, in Fort Lauderdale, FL 33301 (“Guarantee”) and Contego Services Group, LLC, a Delaware limited liability company with its principal place of business at 401 E. Las Olas Blvd, Suite 1650, in Fort Lauderdale, FL 33301 (“Contego”).

WHEREAS Guarantee desires to engage Contego, as well as any of Contego’s affiliated companies, to perform subrogation recovery services for Guarantee; and

WHEREAS Contego is willing to provide such services under the terms and conditions set forth below;

NOW THEREFORE, it is hereby agreed to by the parties as follows:

ARTICLE 1—SUBROGATION SERVICES

1.1 Files

Contego will be provided certain Guarantee claim files to review for subrogation recovery potential and to proceed with such recovery.

1.2 Services

A.	Contego will review the provided claim files and pursue subrogation claims in accordance with the terms of this Agreement.

B.	Guarantee will provide Contego with all documentation, data, and information necessary for Contego to perform its duties and obligations under this Agreement.

1.3 Authority

A.	Contego’s authority to settle cases is dependent upon the Total Incurred Value of the claim at the time settlement is proposed. Total Incurred Value is defined, for purposes of this Agreement, as the gross amount of money paid on the claim for which subrogation recovery is sought.

B.	If the Total Incurred Value is $25,000 or less, at the time settlement is proposed, Contego has full authority to settle without written approval from Guarantee.

C.	If the Total Incurred Value is $25,001 or greater, at the time settlement is proposed, Contego obtain Guarantee’s written authority to settle.

1.4 Releases

Contego will prepare all releases for signature by Guarantee or by such individual as authorized by Guarantee.

1.5 Litigation

Contego may pursue litigation of cases and hire legal counsel after prior written approval by and in accordance with any guidelines Guarantee may require.

1.6 Recovery Checks

A.	All recovery checks shall be made payable to Contego (or such other entity that it may direct) and the claim number shall be included on the check.

B.	Contego will subtract its fees and expenses from the gross recovery and forward the balance onto Guarantee. Patriot will submit the check with any reports required pursuant to the reporting requirements contained in Article 2.

1.7 Billing and Payment

A.	For its work, Contego shall be paid a contingency fee on each file recovery as set forth in Schedule A, hereto.

B.	Contego will submit a fully itemized Invoice to Guarantee upon receipt of the settlement check from the adverse party. Guarantee shall submit payment to Contego within ninety (90) days or less from date of invoice.

C.	Legal fees incurred in pursuing subrogation recovery, if any, will be at the sole expense of Guarantee including litigation costs such as discovery expenses, expert witness fees, and other expenses incurred in seeking recovery.

D.	All reasonable out-of-pocket expenses incurred on files are reimbursable by Guarantee. Such expenses include, where necessary, police report fees, skip trace fees, arbitration filing fees, service of process fees, court filing fees and other such fees necessary to the proper development and pursuit of the subrogation demand.

ARTICLE 2—RECOVERY REPORTING REQUIREMENTS

2.1 Reporting

A.	Contego will provide Guarantee with monthly reports that will contain: (i) the open files on which recovery is being pursued (“The Open File Report”); (ii) the settled files on which recovery has been achieved (“The Settled File Report”); and (iii) the closed files on which no recovery will be achieved (“The Closed File Report”). The reports shall be submitted on the 15th of every month.

Subrogation Services Agreement

B.	All reports will be sent to the Guarantee contact defined below:

Name	:	Charlie Schuver
Title	:	President
Address	:	401 E. Las Olas Blvd, Suite 1650
Ft. Lauderdale, FL 33301
Telephone	:	954-670-2923
E-mail	:	cschuver@pnigroup.com
Facsimile	:	954-779-3556

C.	The contact for Contego shall be:

Name	:	Linda Webb
Title	:	President
Address	:	401 E. Las Olas Blvd, Suite 1650
Ft. Lauderdale, FL 33301
Telephone	:	954-670-2940
E-mail	:	lwebb@contegogroup.com
Facsimile	:	954-337-5817

ARTICLE 3—GENERAL REPRESENTATIONS AND WARRANTIES

3.1 Contego warrants that it (i) is duly incorporated, organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property in the conduct of its property or business requires, and (ii) has the power and authority and the legal right to conduct the business in which it is currently engaged and to enter into the Agreement.

3.2 Contego warrants that it and the individual executing the Agreement have full power, authority and legal right to execute, deliver and perform the Agreement. Contego has taken all necessary action to authorize the execution, delivery, and performance of the Agreement. Contego warrants that the Agreement constitutes a valid and legally binding obligation.

3.3 Contego warrants that except as specifically disclosed to Guarantee in writing prior to the date hereof, no claim, litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is presently pending or threatened against Contego or against its properties or revenue which, if adversely determined, would have an adverse effect on the business, operations, property, financial or other condition of Contego.

Subrogation Services Agreement

3.4 Contego’s performance of all services to be rendered under this Agreement will be done in a manner commensurate with the highest professional standards, in good faith and in accordance with all applicable laws and regulations.

ARTICLE 4—CHOICE OF LAW / CONSENT TO JURISDICTION AND VENUE

4.1 The Agreement shall be deemed to be executed in the State of Florida, regardless of the domicile of Contego and shall be governed by and construed in accordance with the laws of the State of Florida.

4.2 Any and all claims arising under the Agreement or related thereto shall be heard and determined solely in the Courts of the State of Florida in and for the County of Broward. To effect this agreement and intent, Contego agrees that if Guarantee initiates any action against Contego, service of process may be made on Contego either in person, wherever it may be found, or by Certified Mail addressed to Contego at its address as set forth in the Agreement or to such other address as Contego may provide to Guarantee in writing.

ARTICLE 5—GENERAL CONDITIONS

5.1 Official Capacity

The Agreement is being entered into by Guarantee in its official capacities. It is understood that nothing herein shall impose any personal liability on Guarantee or its employees, agents, attorneys, successors or assigns.

5.2 Effective Date and Term

The Agreement shall be effective as of the date of execution set forth above and shall run until terminated in accordance with Section 5.4.

5.3 Termination

Guarantee may terminate this Agreement for any reason, at any time, by giving thirty (30) days written notice to Contego. The parties agree that:

1.	No payment will be due for work performed subsequent to termination.

2.	Upon termination, Contego will hold no lien on any file; however, they shall be entitled to payment for work performed on files at an hourly rate to be mutually agreed upon by the parties.

3.	Alternatively, at Guarantee’s discretion, Contego may continue handling any or all files referred through the date of termination until recovered or closed.

Subrogation Services Agreement

5.4 Entire Agreement

This Agreement represents the complete understanding and entire agreement between the parties relating to the provision of subrogation services. It fully supersedes any and all prior agreements between the Parties, whether oral or in writing. No other promises or agreements shall be binding or shall modify this Agreement unless in writing and signed by the Parties hereto. The rights and obligations of the Parties under this Agreement will inure to the benefit of and will be binding upon the heirs, legal representatives, successors and permitted assigns of the parties.

5.5 Execution

The parties agree that this Agreement may be executed in counterparts and a facsimile signature will be deemed an original.

ARTICLE 6—INDEMNIFICATION

6.1 Contego warrants it will defend, indemnify, and hold harmless Guarantee, its past, present and future employees, agents, attorneys, successors and assigns from and against any and all claims, counterclaims, demands, causes of action, judgments, liens, debts, liabilities, costs, fees, disbursements, attorneys’ fees (whether incurred under salary, retainer or otherwise), expenses, damages, losses and injuries of any kind, nature or description, known or unknown, suspected or unsuspected, fixed or contingent, which now exist or may hereafter exist, arising out of acts of negligence by Contego connected with the services rendered under this Agreement.

6.2 The obligations under this Article shall survive the termination of this Agreement for a period of one year past the Termination Date as defined in Article 5 Section 5.3, plus any applicable tolls on applicable Statutes of Limitations.

ARTICLE 7—CONFIDENTIALITY

7.1 “Confidential Information” shall mean any information derived through services performed by the, except such information which:

a)	Is or becomes generally available to the public other than as a result of a disclosure by either party or either party’s representatives;

b)	Was within the possession of a receiving party prior to its being furnished by the disclosing party by or on behalf of the other party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with the disclosing party, or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information or;

Subrogation Services Agreement

c)	Becomes available to a receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party, or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party, with respect to such information.

7.2 Except as is authorized in advance by Guarantee, its representatives in writing or as is required by law, Guarantee and Contego will hold all Confidential Information in trust and confidence for Guarantee or Contego and will not disclose any such Confidential Information to any other person or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Guarantee Insurance Company		Contego Services Group, LLC

By:	/s/ Charles K. Schuver	By:	/s/ Linda Webb
Name: Charles K. Schuver		Name: Linda Webb
Title: President and Chief Operating Officer		Title: President

Subrogation Services Agreement

Schedule A

- Fee Schedule -

Contego shall be paid a contingency fee for all money it recovers on behalf of Guarantee. This fee shall be payable regardless of the source from which Contego obtains recovery including, but not limited to, secondary injury funds, third-party liability insurance, self-insurers, or any other source.

Recovery Payment

For all money recovered on behalf of Guarantee, Contego shall receive payment of [*]1 of the net recovery after all expenses paid by Guarantee, as set forth in Section 1.7(C) and 1.7(D), have been subtracted from the gross recovery.

Forensic File Review

Contego is available to review Guarantee’s closed claim files for the purpose of identifying recovery opportunities. Contego shall receive payment of [*]1 of the net recovery after all expenses paid by Guarantee, as set forth in Section 1.7(C) and 1.7(D), have been subtracted from the gross recovery.

[1]	Material has been omitted from this Subrogation Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Subrogation Services Agreement

AMENDMENT TO SUBROGATION SERVICES AGREEMENT

THIS AMENDMENT TO SUBROGATION SERVICES AGREEMENT (“Amendment”) is made and entered into this 27th day of November, 2013, by and between Guarantee Insurance Company, a Florida corporation and Florida domiciled insurance company (“Guarantee”) and Contego Services Group, LLC, a Delaware limited liability company (“Contego”).

RECITALS

A. Guarantee and Contego entered into a certain Subrogation Services Agreement dated April. 25, 2011 (the “Agreement”).

B. The parties desire to further amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 5.2 is hereby amended by deleting the existing section and replacing it with the following:

The term of this Agreement (the “Term”) shall be a seven (7) year period, commencing on the date hereof, unless otherwise extended by the written agreement of the Parties or earlier terminated by the Parties as provided herein.

2. The first sentence of Section 5.3 is hereby deleted.

3. The following section shall be added to the Agreement as Section 5.6:

Guarantee shall, and shall cause its subsidiaries to, throughout the Term, engage Contego to be the sole and exclusive provider to Guarantee of all services provided pursuant to Section 1.2 of this Agreement.

4. In all other respects, the Agreement shall remain in full force and effect.

5. Capitalized terms used in this Agreement shall have the same meanings as set forth in the Agreement, unless otherwise provided herein.

6. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Copies of signatures on this Amendment transmitted by facsimile or email shall be binding on the parties, but the parties shall deliver originals of any documents with signatures sent in such manner promptly thereafter.

(Signature Page Follows)

Amendment to Subrogation Services Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Guarantee Insurance Company		Contego Services Group, LLC

By:	/s/ Charles K. Schuver	By:	/s/ Christopher L. Pizzo
Name: Charles K. Schuver		Name: Christopher L. Pizzo
Title: President		Title: Secretary

Amendment to Subrogation Services Agreement